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                                                                   EXHIBIT 10.12
                           PURCHASE AND SALE CONTRACT


1.      PARTIES.

        This Purchase and Sale Contract ("CONTRACT") is made between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership ("SELLER"), and HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company, dba Behringer Harvard Funds ("Purchaser").

2.      PROPERTY.

        On the terms and conditions stated in this Contract, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the "PROPERTY"):

        2.1 LAND. Fee simple title in and to all of those certain tracts of land situated in Dallas County, Texas and described more particularly in EXHIBIT "A" attached hereto and incorporated herein by reference, together with all of Seller's right, title and interest appurtenant to such land, including, without limitation, all of Seller's right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed pertaining thereto, (iii) all easements, privileges, and hereditaments pertaining thereto, whether or not of record, and (iv) all access, air, water, riparian, development, and utility, and solar rights pertaining thereto (collectively, the "LAND").

        2.2 IMPROVEMENTS. The office buildings and all other improvements and structures constructed on the Land (collectively, the "IMPROVEMENTS"). The Land and Improvements are referred to herein as the "REAL PROPERTY".

        2.3 PERSONAL PROPERTY. All of Seller's right, title and interest in the following additional property ("PERSONAL PROPERTY"), but specifically excluding any items of personal property owned by any tenant occupying space in the Improvements:

                2.3.1   TANGIBLE PROPERTY.

                        (i) mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements,

                        (ii) maintenance equipment and tools owned by Seller, located on the Land and used exclusively in connection with the Improvements,

                        (iii) site plans, surveys, plans and specifications, marketing materials and floor plans in Seller's possession which relate exclusively to the Real Property,

                        (iv)    pylons and other signs located on the Land, and

                        (v) other tangible property of every kind and character owned by Seller and located in or on the Real Property (Items (i) through (v), collectively, the "TANGIBLE PROPERTY").

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                2.3.2   LEASE RIGHTS. Leases and rental agreements with tenants
occupying space in the Improvements (the "LEASES"), and any guaranties or other security applicable thereto and all security deposits, advance rental, or like payments, if any, held by Seller in connection with the Leases.

                2.3.3 OTHER CONTRACT RIGHTS. To the extent assignable or transferable, all contract rights (collectively, the "CONTRACT RIGHTS") related to the Real Property, Tangible Property or Leases, including, without limitation, Seller's interest in the following: employment, maintenance, construction, commission, architectural, parking, telecommunication, supply or service contracts, warranties, guarantees and bonds and other agreements related to the Improvements, Tangible Property, or Leases that will remain in existence after Closing (collectively, the "OPERATING CONTRACTS").

                2.3.4 PERMITS. To the extent assignable or transferable, all permits, licenses, certificates of occupancy, and governmental approvals which relate to the Real Property, Tangible Property, Leases, the Contract Rights or the Operating Contracts (collectively, the "PERMITS").

                2.3.5 GOODWILL AND OTHER RIGHTS. Tradenames, trademarks or internet domain sites and names used exclusively in connection with the Real Property, and any goodwill related to the Real Property, specifically excluding, however, any rights to or goodwill related to the name "CRESCENT" or any derivative or form of such name, or to any mark associated with such name or any derivative or form thereof.

                2.3.6 PENDING AWARDS. Any pending or future award made with respect to condemnation of the Land or Improvements, any award or payment for damage to the Real Property or claim or cause of action for damage, injury or loss with respect to the ownership, maintenance and operation of the Real Property.

                2.3.7 OTHER RIGHTS. All other rights owned by Seller necessary to and used exclusively in connection with the ownership, maintenance or operation of the items set forth in SECTIONS 2.1 - 2.3.6 above.

3.      PURCHASE PRICE.

        3.1 PAYMENT. The purchase price (the "PURCHASE PRICE") for the Property will be the sum of Nine Million One Hundred Thousand and No/100 Dollars ($9,100,000.00). The Purchase Price will be payable in cash, federal funds, cashier's or certified check, or other funds immediately available in Fort Worth, Texas at the "CLOSING" (hereinafter defined).

4.      CONSIDERATION.

        4.1     EARNEST MONEY AND TITLE COMPANY.

                4.1.1 INITIAL EARNEST MONEY. Within two (2) Business Days after the execution of this Contract by all parties hereto, Purchaser will by check or wire transfer, deposit with Chicago Title Insurance Company/Southwest Operations, 2001 Bryan, Suite 1700, Dallas, Texas 75201 (the "TITLE COMPANY"), as "INITIAL EARNEST MONEY" (herein so called), the amount of One

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Hundred Thousand and No/100 Dollars ($100,000.00). Notwithstanding anything in this Contract to the contrary, One Hundred and No/100 Dollars ($100.00) of the Initial Earnest Money is delivered to the Title Company for delivery by the Title Company to Seller as "INDEPENDENT CONTRACT CONSIDERATION" (herein so called), and the Initial Earnest Money is reduced by the amount of the Independent Contract Consideration, which amount has been bargained for and agreed to as consideration for Seller's execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of all other consideration provided for in this Contract and is non-refundable in all events.

                4.1.2 ADDITIONAL EARNEST MONEY. Unless Purchaser terminates this Contract as provided in SECTION 6.6, Purchaser shall, by check or wire transfer, deposit, within 2 Business Days after the Termination Date, an additional One Hundred Thousand and No/100 Dollars ($100,000.00) with the Title Company to be held as additional Earnest Money under this Contract ("ADDITIONAL EARNEST MONEY"). If Purchaser fails to timely deliver or wire the Additional Earnest Money to the Title Company, Seller may terminate this Contract by delivering written notice, prior to the time Purchaser delivers or wires the Additional Earnest Money to the Title Company, to Purchaser and Title Company. Upon delivery of such notice, the Title Company shall deliver the Initial Earnest Money to Seller, and Seller and Purchaser will have no further obligations, one to the other, with respect to the subject matter of this Contract, except for provisions that survive termination of this Contract by their terms.

                4.1.3 EXTENSION EARNEST MONEY. At any time after Purchaser deposits the Additional Earnest Money but before the Closing Date (defined in Section 9.1), Purchaser shall have the option to extend such Closing Date to occur before 1:00 p.m. on the date that is no later than sixty (60) days following the Termination Date (the "EXTENSION OPTION"). The Extension Option shall be exercised by (i) delivering written notice to Seller, and (ii) depositing, by check or wire transfer, an additional Three Hundred Thousand and No/100 Dollars ($300,000.00) with the Title Company no later than the date of Seller's receipt of Purchaser's notice of exercise of the Extension Option to be held as additional Earnest Money (the "EXTENSION EARNEST MONEY"). If Purchaser delivers a notice exercising the Extension Option, but fails to timely deliver or wire the Extension Earnest Money to the Title Company, Seller may terminate this Contract by delivering written notice, prior to the time Purchaser delivers or wires the Extension Earnest Money to the Title Company, to Purchaser and Title Company. Upon delivery of such notice by Seller to Purchaser and the Title Company, the Title Company shall deliver the Earnest Money to Seller, and Seller and Purchaser will have no further obligations, one to the other, with respect to the subject matter of this Contract, except for provisions that survive termination of this Contract by their terms. The Initial Earnest Money and when deposited the Additional Earnest Money and, if applicable, when deposited the Extension Earnest Money, together with all interest thereon, are hereafter called the "Earnest Money".

        4.2 FURTHER APPLICATION OF EARNEST MONEY. The Title Company will immediately deposit the Earnest Money, less the Independent Contract Consideration, in an interest bearing account at a bank acceptable to both Purchaser and Seller, the earnings from which will become part of the Earnest Money, and will deliver the Independent Contract Consideration to Seller. In the event that this transaction is consummated, all Earnest Money and interest thereon will be applied in partial satisfaction of the Purchase Price. If, however, this transaction is not consummated, the Earnest Money

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will be delivered to Seller or returned to Purchaser by the Title Company as elsewhere provided in this Contract.

        4.3 DISPUTE AS TO EARNEST MONEY. In the event of a dispute with respect to the right to receive the Earnest Money, the Title Company may interplead the Earnest Money into a court of competent jurisdiction in Tarrant County, Texas. All attorneys' fees and costs and Title Company's costs and expenses incurred in connection with such interpleader will be assessed against the party that is not awarded the Earnest Money or, if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

5.      TITLE AND SURVEY.

        5.1 TITLE COMMITMENT AND DOCUMENTS. Within ten (10) Business Days of the Effective Date, Seller, at Seller's sole cost and expense, will cause the following to be delivered to Purchaser:

                        (i) a current Commitment for Title Insurance (the "TITLE COMMITMENT") issued by the Title Company, on behalf of Chicago Title Insurance Company (the "TITLE UNDERWRITER"), setting forth the matters (the "TITLE EXCEPTIONS") that the Title Company determines affect title to the Real Property,

                        (ii) true, correct, and legible copies of all instruments that create or evidence Title Exceptions, including those described in Schedule B and Schedule C of the Title Commitment, and

                        (iii) an update of the existing survey of the Property in Seller's possession (the "SURVEY"). Purchaser shall, at its sole cost and expense, contract directly with the surveyor under the Survey for any changes or modifications to the Survey deemed necessary or desirable by Purchaser.

        The Title Commitment will contain the express commitment of the Title Company to issue the Title Policy (as hereinafter defined) to Purchaser in the amount of the Purchase Price, insuring the title to the Real Property as is specified in the Title Commitment, with the standard printed exceptions.

        5.2 UCC SEARCHES. Purchaser may obtain, at its sole cost, a currently dated search of the Uniform Commercial Code Records of Dallas County, Texas, and the Secretary of State of Texas under the name of Seller and any subsidiary of Seller (the "UCC SEARCHES").

        5.3 REVIEW OF TITLE COMMITMENT, SURVEY AND EXCEPTION DOCUMENTS. Purchaser will have a period of ten (10) calendar days (the "TITLE REVIEW PERIOD") after delivery of all the items specified in SECTION 5.1, in which to give written notice to Seller specifying Purchaser's objections to the Title Commitment, Title Exceptions, UCC Searches and Survey ("TITLE OBJECTIONS"), if any.

        5.4     SELLER'S OBLIGATION TO CURE; PURCHASER'S RIGHT TO TERMINATE.

                5.4.1 TITLE REVIEW. If Purchaser timely notifies Seller in writing of Title Objections, Seller will, within five (5) Business Days after Seller's receipt of Purchaser's notice (the "TITLE CURE PERIOD"), notify Purchaser in writing that Seller will either satisfy the Title

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Objections at Seller's sole cost and expense, or that Seller cannot or will not satisfy certain Title Objections at Seller's expense. Failure by Seller to timely respond shall be deemed Seller's decision not to cure any Title Objections. If Seller elects not to satisfy any of the Title Objections within the Title Cure Period, Purchaser has the option (as its sole remedy), exercisable at any time prior to the Termination Date (hereinafter defined), of either (i) waiving the unsatisfied Title Objections, in which event the unsatisfied Title Objections will become Permitted Exceptions, or (ii) terminating this Contract and receiving back the Earnest Money (less the Independent Contract Consideration), in which latter event Seller and Purchaser will have no further obligations, one to the other, with respect to the subject matter of this Contract, except for return of the Earnest Money (less the Independent Contract Consideration) and other provisions that survive termination of this Contract by their terms. Purchaser's failure to deliver a notice of termination on or prior to the Termination Date shall constitute Purchaser's waiver of any Title Objection that Seller has elected not to satisfy.

                5.4.2 LIEN EXCEPTIONS. Except as otherwise provided herein, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Termination Date. Notwithstanding the foregoing, all exceptions to title shown on the Title Commitment or otherwise arising prior to the Closing which evidence (a) to the extent assumed or otherwise acknowledged by Seller, mortgages or deeds of trust encumbering Seller's fee interest in the Property; (b) judgment liens evidencing judgments rendered against Seller and encumbering Seller's fee interest in the Property; (c) mechanic's or materialmen's liens encumbering Seller's fee interest in the Property and arising from any work performed or materials furnished for or on behalf of Seller, and (d) contractual liens created by a contract between Seller and the lienholder and becoming liens through either the contract or by operation of applicable federal, state or local law (items a, b, c and d above collectively referred to as "LIEN EXCEPTIONS"), shall, in each instance, be deemed objected to without any notice by Purchaser and cured by Seller (which, in the case of a mechanic's or materialmen's lien shall include, at Seller's option, bonding around the mechanic's or materialmen's lien) at or prior to Closing. Notwithstanding any provisions of this Contract to the contrary, on or before the Closing, Seller shall cause all Lien Exceptions to be released of record and no Lien Exceptions shall be considered a Permitted Encumbrance. (The requirement of the preceding sentence shall be satisfied as to any Lien Exception if on the Closing Date the Title Company has wired to the owner of that Lien Exception the amount said owner has notified the Title Company is required to release the Lien Exception and said owner has agreed upon receipt of said amount to execute, acknowledge and deliver to the Title Company a release of the respective Lien Exception.) Seller will cooperate with Purchaser in obtaining revisions of the Survey and an update of the certificate thereon at the expense of Purchaser.

        5.5 PERMITTED EXCEPTIONS. For purposes of this Contract the term "PERMITTED EXCEPTIONS" will mean all Title Exceptions to which Purchaser has not objected, and all other Title Objections which Purchaser has waived or accepted.

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6.      DUE DILIGENCE.

        6.1 ITEMS TO BE DELIVERED BY SELLER. Within five (5) days of the Effective Date, Seller, at Seller's sole cost and expense, will deliver to Purchaser for Purchaser's review the following items:

                6.1.1 OPERATING CONTRACTS. Copies of the Operating Contracts listed on Exhibit "B" attached hereto, including all modifications, supplements or amendments thereto.

                6.1.2 LEASES. Copies of the Leases listed on the "RENT ROLL" (herein so called) attached hereto as EXHIBIT "C" and all lease guaranties, estoppels and subordination, nondisturbance and attornment agreements in Seller's possession affecting such Leases.

                6.1.3 TAX STATEMENTS. Copies of the real estate and personal property tax statements covering the Property for the two (2) previous tax years and, if received by Seller, the valuation notice issued with respect to the Real Property for the year of Closing.

                6.1.4 TESTS AND INSPECTIONS. Copies of soils, structural and other engineering inspections, environmental reports, reports concerning ADA compliance, reports measuring rentable area of the Improvements, tests, surveys, studies and reports (other than appraisals or market studies) in Seller's possession pertaining to the Real Property.

        6.2 ITEMS AVAILABLE TO PURCHASER. Seller shall also make available to Purchaser promptly after the Effective Date at a location designated by Seller in either Dallas or Tarrant County, Texas the following items in Seller's possession, which may be reviewed and copied at Purchaser's sole cost and expense:

                6.2.1   PERMITS. Copies of all Permits.

                6.2.2 PLANS AND SPECIFICATIONS. Copies of any surveys, site plans, subdivision plans, and as-built plans and specifications for the Real Property.

                6.2.3 WARRANTIES. Copies of all unexpired warranties and guaranties covering the Tangible Property and the roof, elevators, heating and air conditioning system and any other component of the Improvements and third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Property.

                6.2.4 UTILITY BILLS. Copies of all utility bills received during the last year of Seller's ownership of the Property.

                6.2.5 INCOME AND EXPENSE STATEMENTS. Copies of income and expense statements with respect to the Property, including capital expenditures, for the two (2) most recent calendar years.

                6.2.6 OPERATING BUDGETS. An operating budget for the Property, including projected capital expenditures, for the current year and immediately preceding year.

                6.2.7 FILES. Copies of all correspondence and working files maintained by the manager of the Property relating to the Property.

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        The items set forth above in SECTIONS 6.1 AND 6.2 are collectively referred to herein as the Property Information.

        6.3 INSPECTION PERIOD. During the period commencing with the Effective Date and ending on the Termination Date or the earlier termination of this Contract, Purchaser will have the option and right to conduct such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property and to examine all applicable books and records relating to the Property and its operation and maintenance, as Purchaser deems necessary or desirable, at Purchaser's sole cost and expense, to determine if the Property is suitable for Purchaser's purposes; provided, however, Purchaser shall cause the Property to be restored to its condition prior to any of Purchaser's or its agents' or representatives' activities that alter the condition of the Property. Notwithstanding the foregoing, Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Land or Improvements without first obtaining Seller's written consent as to the timing and scope of work to be performed, which consent may be withheld in Seller's sole discretion.

                6.3.1 AUDITED FINANCIAL STATEMENTS. Purchaser has advised Seller that Purchaser must cause to be prepared audited financial statements for the immediately preceding full calendar year and any partial year thereafter in respect of the Property in compliance with the policies of Purchaser and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X, Rule 3-14. Seller agrees to use reasonable efforts to cooperate with Purchaser's auditors in the preparation of such audited financial statements. Without limiting the generality of the preceding sentence (a) Seller shall, during normal business hours, allow Purchaser's auditors reasonable access to the books and records maintained by Seller in respect of the Property;
(b) Seller shall use reasonable efforts to provide to Purchaser such financial information and supporting documentation as are necessary for Purchaser's auditors to prepare audited financial statements; and (c) if Seller has audited financial statements with respect to the Property, Seller shall promptly provide Purchaser's auditors with a copy of such audited financial statements. If after Closing Seller obtains an audited financial statement in respect of the Property for a fiscal period in 2004 that was not completed at the time of Closing, then Seller shall promptly provide Purchaser with a copy of such audited financial statement, and the foregoing covenant shall survive Closing.

        6.4 ACCESS. To facilitate the due diligence contemplated in ARTICLE 6, Seller will provide Purchaser and Purchaser's agents and representatives access to the Property. Purchaser will conduct any such physical inspections, tests, examinations, studies, and appraisals only on Business Days and will minimize interference with Seller's and tenants' operations at the Property. Purchaser may only enter upon the Property, provided (i) Purchaser notifies Seller (which notice may be oral or written) of its intent to inspect, test, survey or study a reasonable period of time prior to Purchaser's entry, (ii) if requested by Seller, Purchaser is accompanied by a representative of Seller and
(iii) Purchaser furnishes to Seller a certificate of insurance acceptable to Seller naming Seller as an additional insured and with an insurer and insurance limits and coverage reasonably satisfactory to Seller. Purchaser and its agents and representatives shall not, without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, contact any governmental or quasi-governmental representative concerning the Property, except (a) for a search of records readily available from any governmental authority in its usual course of business or (b) as otherwise allowed by the terms of this Contract.

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        6.5     INDEMNITY. PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD
SELLER, ITS AGENTS, PARTNERS, DIRECTORS, OFFICERS AND REPRESENTATIVES, HARMLESS FROM AND AGAINST ANY LIENS, CLAIMS, OR DAMAGES INCLUDING, WITHOUT LIMITATION, ANY AND ALL DEMANDS, ACTIONS OR CAUSES OF ACTION, ASSESSMENTS, LOSSES, COSTS, LIABILITIES, INTEREST AND PENALTIES, AND REASONABLE ATTORNEYS' FEES SUFFERED OR INCURRED BY SELLER, ITS AGENTS AND REPRESENTATIVES AS A RESULT OF, ARISING OUT OF, OR IN CONNECTION WITH, DIRECTLY OR INDIRECTLY, PURCHASER OR PURCHASER'S AGENTS OR REPRESENTATIVES EXERCISING THE RIGHTS SET FORTH IN SECTIONS 6.3 AND
6.4 OR ARISING FROM PURCHASER OR ITS AGENTS OR REPRESENTATIVES OTHERWISE ENTERING UPON THE PROPERTY, WHETHER ARISING WHOLLY OR IN PART FROM THE NEGLIGENCE OF SELLER OR ITS AGENTS OR REPRESENTATIVES. PURCHASER WILL, AS DIRECTED BY SELLER, REPAIR OR CAUSE TO BE REPAIRED ANY DAMAGE CAUSED BY PURCHASER OR PURCHASER'S AGENTS OR REPRESENTATIVES IN THE CONDUCT OF THE REVIEW AND/OR INSPECTION CONTEMPLATED HEREUNDER. NOTWITHSTANDING ANYTHING SET FORTH HEREIN TO THE CONTRARY, THE INDEMNIFICATION AND OTHER OBLIGATIONS OF PURCHASER IN THIS SECTION 6.5 WILL SURVIVE THE TERMINATION OF THIS CONTRACT. THE EARNEST MONEY SHALL SECURE PURCHASER'S OBLIGATIONS TO SELLER PURSUANT TO SECTIONS 6.3,
6.4 AND 6.5. IN THE EVENT A CLAIM FOR INDEMNITY UNDER THIS SECTION 6.5 IS PENDING AT THE TIME OF TERMINATION OF THIS CONTRACT, THE TITLE COMPANY MAY HOLD THE EARNEST MONEY AS SECURITY FOR SUCH INDEMNITY UNTIL THE CLAIM IS SATISFIED OR OTHERWISE RESOLVED.

        6.6 OPTION TO TERMINATE. If Purchaser is not satisfied, in Purchaser's sole and absolute discretion, with the condition of the Property, or if Purchaser deems, in Purchaser's sole and absolute discretion, the Property to be unsuitable for Purchaser's purposes, or if for any other reason whatsoever in Purchaser's sole and absolute discretion Purchaser elects not to proceed with the transaction contemplated by this Contract, then Purchaser may terminate this Contract by giving written notice to Seller on or before the date that is thirty
(30) days after the Effective Date (the "TERMINATION DATE"). If Purchaser terminates this Contract pursuant to the preceding sentence, the Earnest Money (less the Independent Contract Consideration) will be returned to Purchaser. The parties will have no further obligations under this Contract, one to the other, except for return or delivery of the Earnest Money, as provided above, and any obligations that specifically survive termination of this Contract. If Purchaser fails to timely notify Seller in writing before 5:00 P.M. Fort Worth, Texas time on the Termination Date that Purchaser has elected to terminate this Contract, then Purchaser will be deemed to have elected not to terminate this Contract pursuant to this SECTION 6.6.

7.      WARRANTIES, REPRESENTATIONS AND COVENANTS.

        7.1 EXPRESS WARRANTIES. Seller makes the following warranties and representations to Purchaser:

                7.1.1 ORGANIZATION AND AUTHORITY. Seller has been duly organized and is validly existing under the laws of the State of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Contract on behalf of Seller is authorized to do so.

                7.1.2 PENDING ACTIONS. Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending

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against Seller which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Contract.

                7.1.3 OPERATING AGREEMENTS. The Operating Contracts listed on EXHIBIT "B" are all of the service agreements entered into by Seller, which are currently existing and affecting the Property.

                7.1.4 CONDEMNATION. Seller has received no written notice of any condemnation proceedings relating to the Property.

                7.1.5 LITIGATION. Except as set forth on EXHIBIT "D" attached hereto, Seller has not received written notice of any litigation which has been filed against Seller that arises out of the ownership of the Property and would materially affect the Property or use thereof, or Seller's ability to perform hereunder.

                7.1.6 LEASES. To Seller's knowledge, (i) the list of leases shown on the Rent Roll reflects all of the leases of office space currently affecting the Property; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller as to subleases, assignments or licenses entered into between tenants identified on the Rent Roll and third parties, since there may be subleases, licenses or assignments of which Seller is not aware, (ii) Seller has not previously assigned its interest in the Leases, (iii) no default on the part of Seller exists under the Leases, and (iv) no tenant has paid to Seller rent for more than one month in advance of the current month.

                7.1.7 ENVIRONMENTAL. To Seller's knowledge, the environmental reports provided to Purchaser pursuant to Section 6.1 and related matters made available to Purchaser pursuant to Section 6.2 are all of the environmental reports obtained by Seller with respect to the Property, and to Seller's knowledge, it has not received any written notice that the Property is in violation of any law regulating hazardous waste, hazardous material, chemical waste or other toxic substances ("HAZARDOUS MATERIALS").

                7.1.8 TERMINATION OF MANAGEMENT AGREEMENTS. Any and all property management contracts with respect to the Property shall be terminated by Seller as of the Closing, with Seller having fully paid and discharged any and all obligations accruing thereunder.

                7.1.9 CONTRACTS. As of the date of this Contract, Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon the Purchaser after the Closing other than
(a) the Operating Contracts to be delivered to Purchaser pursuant to ARTICLE 6,
(b) the Leases and (c) the Permitted Encumbrances.

                7.1.10 BOOKS AND RECORDS. All income and expense statements relating to operating income and expenses of the Property furnished or made available to Purchaser by Seller were and shall be those prepared by Seller in regard to the Property in the normal course of business and are those upon which Seller relies in the preparation of its financial statements and reports.

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                7.1.11  COMMISSIONS. Prior to the Closing, Seller shall have paid all leasing commissions, whether or not then due, with respect to the current term of existing Leases of the Property; provided however, to the extent commissions become due and payable after the Closing as a result of the extension or renewal of the current term of existing Leases or the addition or expansion of space currently leased by a tenant under the Leases, such commissions shall be the responsibility of the Purchaser.

        Except as expressly set forth in this Contract, Seller makes no representation or warranty regarding any of matter or items provided to or delivered to the Purchaser.

        7.2 KNOWLEDGE DEFINED. References to the "KNOWLEDGE" of Seller shall refer only to the current actual knowledge of the Designated Employees (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "DESIGNATED EMPLOYEES" shall refer to the following person: Karen Gilmore, who is the property manager responsible for the day-to-day operations of the Property.

        7.3 SURVIVAL OF SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in SECTION 7.1 hereof shall survive Closing for a period of twelve (12) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing. Seller shall have no liability to Purchaser for a breach of any representation or warranty unless (a) the valid claims for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000.00), in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section), and (b) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said twelve (12) month period. Purchaser agrees to first seek recovery under any insurance policies, Operating Contracts and Leases prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies, Operating Contracts or Leases. As used herein, the term "CAP" shall mean the total aggregate amount of $750,000.00. This SECTION 7.3 shall survive Closing.

        7.4 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents to Seller that, as of the date hereof:

                7.4.1 ORGANIZATION. Purchaser is a duly formed and validly existing limited liability company under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware, and is or will be by the Closing Date duly qualified to transact business in the state in which the Property is situated.

                7.4.2 AUTHORITY. Purchaser has all the requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. Each individual executing this Contract on behalf of Purchaser represents and warrants to Seller that he is duly authorized to do so.

        7.5 SELLER'S COVENANTS. Seller agrees that during the period from the Effective Date through the Closing Date, or earlier termination of this Contract, Seller will perform the following covenants:

                7.5.1 Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof. None of the Personal Property shall be removed from the Property, unless replaced by personal property of equal or greater utility or value.

                7.5.2 A copy of any amendment, renewal or expansion of an existing Lease or of any new lease which Seller wishes to execute between the Effective Date and the date of Closing will be submitted to Purchaser prior to execution by Seller. Purchaser agrees to notify Seller in writing within five
(5) Business Days after its receipt thereof of either its approval or disapproval thereof, including all tenant inducement costs and leasing commissions to be incurred in connection therewith. In the event Purchaser informs Seller within such five (5) Business Day period that Purchaser does not approve the amendment, renewal or expansion of the existing Lease or the new lease, which approval shall not be unreasonably withheld, Seller shall nonetheless have the right to enter into said lease document unless at the expiration of such five (5) Business Day period the Termination Date has passed, in which event Purchaser's consent shall be required. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five
(5) Business Day period set forth above, Purchaser shall be deemed to have approved such new lease, amendment, renewal or expansion. At Closing, Purchaser shall reimburse Seller for any tenant inducement costs, leasing commissions or other expenses, including legal fees, incurred by Seller in connection with or pursuant to any amendment, renewal, expansion or new lease entered into on or after the Effective Date.

                7.5.3 Seller shall promptly advise Purchaser of any written notice of litigation received by Seller that will materially and negatively affect the ownership or operation of the Property.

                7.5.4 Seller shall not affirmatively encumber the Property, except as required by court order or as required by law.

                7.5.5 Seller will perform when due all material obligations of Seller under the Leases and Operating Contracts to the extent they are obligated to be performed, accrue or are due prior to the Closing Date.

                7.5.6 So long as this Agreement remains in effect, Purchaser will be allowed access to the Property and the property level income and expense and property management records related to the Property under the terms and conditions set forth in Section 6.

                7.5.7 After the Termination Date, Seller will not enter into any contract (or an extension or modification of any contract) with respect to the Property which will survive the Closing or otherwise affect the use, operation or enjoyment of the Property after the Closing, without first obtaining Purchaser's prior written consent thereto.

                7.5.8 Seller shall circulate to each tenant of the Premises for execution an estoppel certificate ("TENANT ESTOPPELS") in the form attached hereto as EXHIBIT "E" and a

Subordination, Non-Disturbance and Attornment Agreement ("SNDA") in the form requested by the lender of Purchaser. In the event that as of Closing either (a) Purchaser has not received executed Tenant Estoppels from tenants occupying at least eighty percent (80%) of the occupied rentable space in the Improvements determined as of the Effective Date, or (b) Purchaser's lender has not received executed SNDA's from tenants occupying at least eighty percent (80%) of the occupied rentable space in the Improvements determined as of the Effective Date, then Purchaser may either delay Closing for up to thirty (30) days or terminate this Agreement and the Earnest Money shall thereupon be returned to Purchaser.

8.      "AS IS" SALE.

        (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER AGREES TO ACCEPT TITLE TO THE PROPERTY ON AN "AS-IS-WHERE-IS AND WITH ALL FAULTS" BASIS.

        (b) EXCEPT AS PROVIDED HEREIN, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR, CONCERNING (i) THE NATURE AND CONDITION OF THE PROPERTY AND THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON, (ii) THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR ANY OTHER MATTER RELATING IN ANY WAY TO THE PROPERTY, (iii) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER AUTHORITY OR BODY, OR (iv) THE EXISTENCE OF ANY TOXIC OR HAZARDOUS SUBSTANCE OR WASTE IN, ON, UNDER THE SURFACE OF OR ABOUT THE PROPERTY. EXCEPT FOR THE WRITTEN REPRESENTATIONS AND WRITTEN WARRANTIES SPECIFICALLY SET FORTH IN ss. 7.1 OF THIS CONTRACT, PURCHASER ACKNOWLEDGES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND THE PROPERTY INFORMATION, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND THE PROPERTY INFORMATION AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND ACCEPTS THE PROPERTY IN ITS PRESENT CONDITION. PURCHASER FURTHER ACKNOWLEDGES THAT THE INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER
(A) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND (B) HAS NOT MADE ANY EXPRESS OR IMPLIED, ORAL OR WRITTEN, REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. THE SALE OF THE REAL PROPERTY AND THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER ON AN "AS IS WHERE IS WITH ALL FAULTS" BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE SPECIFIED HEREIN, SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, WHATSOEVER WITH RESPECT TO

THE CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING CONDITION, HABITABILITY, SUITABILITY, QUALITY OF CONSTRUCTION, WORKMANSHIP, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND PURCHASER ACKNOWLEDGES THAT IT IS ENTERING INTO THIS CONTRACT WITHOUT RELYING UPON ANY ORAL STATEMENT OR REPRESENTATION MADE BY SELLER, ANY BROKER OR BY ANY OTHER PERSON.

        (c) Purchaser acknowledges that neither Seller, nor any of Seller's disclosed or undisclosed officers, directors, employees, trustees, shareholders, partners, members, principals, parents, subsidiaries or other affiliates of Seller nor any of their agents or representatives, has made any representations or held out any inducements to Purchaser except as set forth herein; and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in SECTION 7.

        (d) Purchaser acknowledges that this Contract affords Purchaser the opportunity for investigations, examinations and inspections of the Property and all Property Information.

        (e) The provisions of this SECTION 8 shall survive the termination of this Contract and the Closing.

9.      CLOSING.

        9.1 CLOSING DATE. The consummation of this transaction (the "CLOSING") will take place at the offices of the Title Company, or at such other location upon which Seller and Purchaser mutually agree, before 1:00 p.m. on the date that is thirty (30) days following the Termination Date (the "CLOSING DATE"), unless (i) Seller and Purchaser mutually agree to an earlier date, or
(ii) Purchaser extends the Closing Date pursuant to SECTION 4.1.3.

        9.2 SELLER'S OBLIGATIONS AT THE CLOSING. At the Closing, Seller will do, or cause to be done, the following:

                9.2.1 DOCUMENTS. Seller will execute, acknowledge (if necessary), and deliver the following documents:

                        9.2.1.1 Special Warranty Deed in the form and substance of EXHIBIT "F";

                        9.2.1.2 Assignment of Landlord's Interest in Leases in the form and substance of EXHIBIT "G";

                        9.2.1.3 Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of EXHIBIT "H";

                        9.2.1.4 Certificate of Non-Foreign Status in the form and substance of EXHIBIT "I";

                        9.2.1.5 Notification of change of ownership in the form and substance of EXHIBIT "J";

                        9.2.1.6 If agreed to by the parties pursuant to Section 21, the Property Management Agreement (hereafter defined in Section 21); and

                        9.2.1.7 Certificate of Seller confirming the accuracy of Seller's representations and warranties set forth in SECTION 7.1 as of the Closing Date with such modifications to the representations and warranties as may be required by the facts.

                9.2.2 TITLE POLICY. Seller will cause the Title Company to be irrevocably committed to issue to Purchaser a Texas Owners Policy of Owner's Title Insurance on the form specified in the Title Commitment, (the "TITLE POLICY"), in the amount of the Purchase Price, and insuring that Purchaser has good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions and the standard printed exceptions modified as follows:
(a) the exception as to the lien for taxes will be limited to the year in which the Closing occurs; and (b) any exception for "parties in possession" will be limited to the rights of lessees or tenants under the Leases, which shall be specifically listed in the Title Policy.

                9.2.3 ORIGINAL DOCUMENTS. Seller will deliver to Purchaser originals within Seller's possession of all items enumerated in SECTION 6.1 AND
6.2 (other than the income and expense statements) of this Contract.

                9.2.4 POSSESSION. Seller will deliver possession of the Property, subject to the Leases and Permitted Exceptions.

                9.2.5 ADDITIONAL DOCUMENTS. Seller will execute and deliver or obtain for delivery to Title Company any other instruments reasonably necessary to consummate the sale of the Property pursuant to this Contract, including, by way of example, closing statements and evidence of the authority of the party executing instruments on behalf of Seller.

                9.2.6 COSTS. Seller will pay all costs allocated to Seller pursuant to SECTION 9.4 of this Contract. No later than five (5) days prior to the Closing Date, Seller will deliver to Purchaser a draft closing statement setting forth the prorations, credits and debits to be made between the parties.

        9.3 PURCHASER'S OBLIGATIONS AT THE CLOSING. At the Closing, Purchaser will do, or cause to be done, the following:

                9.3.1 PAYMENT OF CONSIDERATION. Purchaser will timely pay to Seller the Purchase Price, as adjusted in accordance with the provisions of this Contract via wire transfer to the Title Company on or before 1:00 p.m. (Fort Worth, Texas time) on the Closing Date.

                9.3.2 DOCUMENTS. Purchaser will execute, acknowledge (if necessary), and deliver the following documents:

                        9.3.2.1 Assignment of Landlord's Interest in Leases in the form and substance of EXHIBIT "G";

                        9.3.2.2 Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of EXHIBIT "H";

                        9.3.2.3 Notification of change of ownership in the form and substance of EXHIBIT "J"; and

                        9.3.2.4 If agreed to by the parties pursuant to Section 21, the Property Management Agreement.

                9.3.3 ADDITIONAL DOCUMENTS. Purchaser will execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary to consummate the sale of the Property pursuant to this Contract, including, by way of example, closing statements and evidence of the authority of the party executing instruments on behalf of Purchaser.

                9.3.4 COSTS. Purchaser will pay all costs allocated to Purchaser pursuant to SECTION 9.4 of this Contract.

                9.3.5 PURCHASER'S CONDITIONS TO CLOSING. The following are conditions precedent to the obligation of Purchaser to close the transactions contemplated by this Contract: (a) each of the representations and warranties made by Seller shall be true and complete in all material respects on the Closing Date as if made on and as of such date; and (b) Seller shall have performed Seller's covenants in accordance with the terms of the Agreement.

        9.4     COSTS AND ADJUSTMENTS AT CLOSING.

                9.4.1 EXPENSES. Seller will pay for the title examination fees and the basic Title Policy premium, and one-half of the escrow fees charged by the Title Company. Seller shall pay for the costs of providing the Survey pursuant to SECTION 5.1(III) and Purchaser shall pay for any costs incurred to revise or modify the Survey after such delivery and for revisions requested by Purchaser or its lender. Purchaser shall pay for the recording fees, all transfer taxes, the cost of the UCC Searches, premiums for all amendments or endorsements to the Title Policy and one-half of the escrow fees charged by the Title Company. Seller and Purchaser will be responsible for the fees and expenses of their respective attorneys.

                9.4.2 REAL ESTATE TAXES. Real estate taxes and general and special assessments on the Property for the calendar year of the Closing will be prorated between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing Date. If the amount of such taxes is not known at Closing, the proration of such real estate taxes and assessments will be based on the amount of such taxes and assessments for the previous real estate tax fiscal period. As soon as the actual amount of real estate taxes on the Property for the year of Closing is known, Seller and Purchaser will, if necessary, readjust the amount of such taxes to be paid by each party with the result that Seller will pay for those taxes applicable to the Property up to but not including the Closing Date, and Purchaser will pay for those taxes and assessments applicable to the Property on and after the date of Closing. Seller reserves the right to pursue any existing challenge to ad valorem taxes or assessments and shall be entitled to any refund or reduction of taxes attributable to any time period prior to Closing. The provisions of this SECTION 9.4.2 will survive the Closing.

                9.4.3 RENTS. All rents, additional rents and other sums payable under the Leases will be prorated as of 11:59 p.m. on the day preceding the Closing Date. All rents, percentage rents, operating expenses, common area charges, real estate taxes and other costs or charges paid by tenants under the Leases after the Closing will be applied to such charges in their order of accrual until applied in full. Any amounts that are to be applied to periods prior to Closing will be delivered by Purchaser to Seller within thirty (30) days after receipt, net of any reasonable costs incurred by Purchaser in collecting such amounts (including, without limitation, attorneys' fees). Purchaser will have no obligation to institute any litigation to collect delinquent rents or other amounts owed to Seller, except that Purchaser shall use commercially reasonable efforts to obtain same. Seller will not exercise any right to collect such amounts until, in Seller's reasonable judgment, Seller has determined that Purchaser's efforts will not result in collection thereof, in which event Seller may institute suit for collection. The provisions of this
SECTION 9.4.3 will survive Closing.

                9.4.4 SECURITY DEPOSITS AND UTILITY DEPOSITS. Seller will pay to Purchaser, in cash at Closing or as a credit against the Purchase Price, the amount of any security deposits held by Seller pursuant to the Leases. Seller shall be entitled to retain all utility deposits to the extent all payments to such utilities are current. Seller shall cooperate with Purchaser, at Purchaser's cost, with respect to the transfer of utilities.

                9.4.5 OTHER INCOME AND EXPENSES. Except as otherwise expressly stated herein, all other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance and service charges, will be prorated as of 11:59 p.m. on the day preceding the Closing Date.

        9.5 ADJUSTMENT. To the extent that errors are discovered in, or additional information becomes available with respect to, the prorations and allocations made at Closing, Seller and Purchaser agree to make such post-Closing adjustments as may be necessary to correct any inaccuracy; however, all prorations (except for prorations and allocations of ad valorem taxes and tenant reimbursables and for prorations or allocations that have been specifically identified as disputed and are then currently in dispute) will be final within one hundred eighty (180) days after Closing; provided however, to the extent such prorations or allocations are items passed through to tenants as additional rent under the Leases with respect to which tenants have adjustment rights subsequent to the end of the 2004 calendar year, such amounts shall be subject to adjustment hereunder through April 30, 2005.

10.     REMEDIES.

        10.1 DEFAULT BY SELLER. Except as specifically provided elsewhere in the Contract, in the event that Seller fails to consummate this Contract or if Seller fails to perform any of Seller's other material obligations hereunder either prior to or at the Closing and such failure or refusal results from any reason other than the termination of this Contract by Purchaser pursuant to a right to terminate expressly set forth in this Contract or Purchaser's failure to perform Purchaser's obligations under this Contract, Purchaser may as its only remedies (i) terminate this Contract by giving written notice thereof to Seller prior to or at the Closing, in which event Purchaser will be entitled to a return of the Earnest Money (less the Independent Contract Consideration) and interest thereon free and clear of any claims by the Seller or any other party or (ii) enforce specific performance of Seller's duties and obligations under this Contract, provided that the right to enforce specific performance shall not require Seller to remove any title encumbrances not affirmatively placed on the Property by Seller or require Seller to perform any covenant beyond the then current ability of Seller. In the event the Purchaser fails to provide notice to Seller within thirty (30) days of the scheduled Closing Date of Purchaser's election to seek specific performance of this Contract, Purchaser shall be deemed to have elected to proceed under clause (i) above and shall be deemed to have waived its right to enforce specific performance of this Contract. Purchaser's remedies after Closing are limited solely to the remedies provided and to the extent set forth in SECTIONS 7 AND 8 above.

        10.2 DEFAULT BY PURCHASER. In the event that Purchaser fails or refuses to consummate the purchase of the Property pursuant to this Contract and if such failure to consummate results from any reason other than termination of this Contract by Purchaser pursuant to a right to terminate expressly set forth in this Contract or Seller's failure to perform Seller's material obligations under this Contract, then Seller, as Seller's sole and exclusive remedy, will have the right to terminate this Contract by giving written notice thereof to Purchaser prior to or at the Closing, whereupon neither party thereto will have any further rights or obligations hereunder, except (i) that Title Company shall pay to Seller as liquidated damages the Earnest Money and Title Company will deliver the Earnest Money to Seller free of any claims by Purchaser or any other person with respect thereto and (ii) for provisions which survive Closing by their terms. It is agreed that the amount to which the Seller is entitled under this SECTION 10.2 is a reasonable forecast of just compensation for the harm that would be caused by Purchaser's breach and that the harm that would be caused by such breach is one that is incapable or very difficult of accurate estimation. The indemnifications and other specific obligations of Purchaser elsewhere contained in this Contract shall not be limited by this SECTION 10.2. Notwithstanding any provision of this Contract to the contrary, nothing in this
Section 10.2 shall limit Seller's remedies if Purchaser or anyone acting on behalf of the Purchaser shall take any action which wrongfully encumbers the Property.

        10.3 FEES. In the event either party to this Contract commences legal action of any kind to enforce the terms and conditions of this Contract, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and attorneys' fees incurred in connection with such action. This SECTION 10 shall survive Closing or earlier termination of this Contract.

11.     RISK OF LOSS, DESTRUCTION, AND CONDEMNATION.

        11.1 RISK OF LOSS. Risk of loss for damage to the Property, or any part thereof, by fire or other casualty from the Effective Date of this Contract through the Closing Date will be on Seller. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

        11.2    CASUALTY.

                11.2.1 MAJOR DAMAGE. If, prior to Closing, the Property, or any portion thereof, is damaged by fire, or any other cause of whatsoever nature, Seller will promptly give Purchaser written notice of such damage. If the cost for repairing such damage, in the reasonable judgment of Seller, exceeds Three Hundred Thousand and No/100 Dollars ($300,000.00), Purchaser will have the option, exercisable by written notice delivered to Seller within ten (10) days of Seller's notice of damage to Purchaser, either (i) to require Seller to convey the Property to Purchaser, in its damaged condition and to assign to Purchaser all of Seller's right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property (other than rental loss proceeds), in which event Seller will have no further liability or obligation to repair or replace the Property, or (ii) to terminate this Contract. If Purchaser elects to terminate this Contract, the Earnest Money less the Independent Contract Consideration shall be returned to Purchaser, and thereafter neither party hereto will have any further duties or obligations hereunder except under provisions which survive Closing by their terms.

                11.2.2 MINOR DAMAGE. If the cost for repairing such damage will, in the reasonable judgment of Seller, not exceed Three Hundred Thousand and No/100 Dollars ($300,000.00), Purchaser will have the option, exercisable by written notice delivered to Seller within ten (10) days of Seller's notice of damage to Purchaser, either (i) to require Seller to repair and restore the Property to substantially the same condition it was in prior to such casualty, in which event the Closing Date shall be postponed for a reasonable period of time to allow Seller to accomplish such repair and restoration, or (ii) to require Seller to convey the Property to Purchaser on the Closing Date in its damaged condition and assign to Purchaser all of Seller's right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property (other than rental loss proceeds), in which event Seller will have no further liability or obligation to repair or replace the Property except under provisions which survive Closing by their terms.

        11.3 CONDEMNATION. If during the pendency of this Contract and prior to Closing, condemnation proceedings are commenced with respect to all or any portion of the Property, Purchaser may, at Purchaser's election, terminate this Contract by written notice to Seller within five (5) days after Purchaser has been notified of the commencement of condemnation proceedings. In the event of such termination, the Earnest Money less the Independent Contract Consideration will be promptly refunded to Purchaser and, thereafter, neither party will have any further duties or obligations hereunder except under provisions which survive Closing by their terms. If Purchaser does not exercise such right to terminate within the period prescribed, then Seller shall transfer to Purchaser its right to appear and to defend Seller's interests in the Property in such condemnation proceedings, and any award in condemnation will become the property of Purchaser; provided, however, the Closing shall not be delayed by reason of any such proceedings.

12.     REAL ESTATE COMMISSIONS AND FEES.

        Seller represents and warrants to Purchaser that Seller has not contacted or entered into any written agreement with any real estate broker, agent, finder, or any party in connection with this transaction except for Trammell Crow Brokerage Services, Ltd. ("BROKER"). Seller will be solely responsible for the payment of Broker's commission in accordance with the provisions of a separate agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys' fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this SECTION 12. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this SECTION 12 will survive the Closing.

13.     NOTICES.

        13.1 WRITTEN NOTICE. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Contract must be in writing.

        13.2 METHOD OF TRANSMITTAL. All notices, demands and requests required to be in writing must be sent by United States certified or registered mail, postage fully prepaid, return receipt requested, or by Federal Express or a similar nationally recognized overnight courier service, or by facsimile with a confirmation copy delivered by a nationally recognized overnight courier service. Notice will be considered effective on the earlier to occur of actual receipt or twenty-four (24) hours after depositing same with the overnight courier service.

        13.3 ADDRESSES. The addresses for proper notice under this Contract are as follows:

        Seller                                    Purchaser
        Crescent Real Estate Funding VIII, L.P.   Harvard Property Trust, LLC
        777 Main Street, Suite 2100               1323 N. Stemmons Freeway
        Fort Worth, Texas  76102                  Suite 200
        Attn:  Mr. Cliff Rudolph and              Dallas, Texas 75207
        Daniel E. Smith, Esq.                     Attn:  Jon Dooley
        Facsimile:  (817) 321-2010                Facsimile:  (214) 655-1610

        WITH A COPY TO:                           WITH A COPY TO:
        Crescent Real Estate Funding VIII, L.P.   Patrick M. Arnold
        777 Main Street, Suite 2100               Powell & Coleman, L.L.P.
        Fort Worth, Texas  76102                  8080 North Central Expressway
        Attn:  Mr. Ken Moczulski                  Suite 1380
        Facsimile:  (817) 321-2080                Dallas, Texas 75206
                                                  Facsimile:  (214) 373-8768
        Brown McCarroll, L.L.P.
        2001 Ross Avenue, Suite 2000
        Dallas, Texas  75201
        Attn:  Mary Jane Broussard
        Facsimile:  (214) 999-6170

        Either party may from time to time by written notice designate a different address to the other party.

14.     ASSIGNMENT.

Purchaser shall not assign any or all of its rights and obligations pursuant to this Agreement (whether by direct or indirect transfer or assignment) without Seller's prior written consent. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to an Affiliate, provided that (a) such Affiliate has no relationship to Seller (other than through this Contract), (b) the Affiliate affirmatively assumes and agrees to perform all of the obligations of Purchaser pursuant to this Agreement, including the representations and warranties of Purchaser, and (c) Purchaser delivers to Seller a written assignment and assumption of this Agreement within seven (7) days of the effective date of the assignment, which shall be no later than five (5) Business Days prior to Closing, and provided further that Purchaser shall not be permitted to assign this Agreement to any Affiliate in the event that (i) Seller or any of its affiliates derives any income from the Affiliate or (ii) the Affiliate has provided or currently provides goods or services to Seller or any affiliate of Seller. No such assignment shall relieve the Purchaser hereunder of its rights, duties, and obligations. The term "AFFILIATE" means (a) any entity that controls, is controlled by, or is under common control with Purchaser; (b) any partnership in which Purchaser or any Affiliate of Purchaser is a general partner; (c) any fund or entity sponsored by Purchaser or any Affiliate of Purchaser; or (d) any fund or entity that retains Purchaser or any Affiliate of Purchaser to manage the Property.

15.     INTERPRETATIVE.

        15.1 ENTIRE AGREEMENT. This Contract embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties.

        15.2 GENDER AND NUMBER. Words of any gender used in this Contract will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

        15.3 CAPTIONS. The captions used in connection with the Articles, Sections and Subsections of this Contract are for convenience only and will not be deemed to expand or limit the meaning of the language of this Contract.

        15.4 SUCCESSORS AND ASSIGNS. This Contract will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

        15.5 MULTIPLE COUNTERPARTS. This Contract may be executed in several counterparts, each of which will be deemed an original, and all of which will constitute but one and the same instrument.

        15.6 CONTROLLING LAW. This Contract will be construed under, governed by and enforced in accordance with the laws of the state where the Real Property is located.

        15.7 EXHIBITS. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.

        15.8 NO RULE OF CONSTRUCTION. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Contract; therefore, this Contract will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Contract.

        15.9 SEVERABILITY. All agreements and covenants contained in this Contract are severable. In the event any agreement or covenant is held to be invalid by any court, this Contract will be interpreted as if such invalid agreement or covenant were not contained herein.

        15.10 CONSTRUCTION OF CERTAIN WORDS. "Any" will be construed as "any and all." "Including" will be construed as "including but not limited to."

        15.11 TIME OF ESSENCE. Time is important to both Seller and Purchaser in the performance of this Contract, and both parties have agreed that strict compliance is required as to any date set out in this Contract.

        15.12 BUSINESS DAYS. "BUSINESS DAY" means any day on which business is generally transacted by banks in Dallas County, Texas. If the final date of any period which is set out in any paragraph of this Contract falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

16.     CONFIDENTIALITY.

        Purchaser and Seller agree not to record this Contract and to hold all information related to this transaction in strict confidence, and will not disclose same to any person other than directors, officers, employees and agents of each, as well as to consultants, banks or other third parties working with Seller or Purchaser in connection with the transaction ("RELATED PARTIES") who need to know such information for the purpose of consummating this transaction. This prohibition will not be applicable to disclosure of information that, in the opinion of counsel to the disclosing party, would be required by applicable law, rule or regulation and will not survive the Closing; provided however, the provisions of this SECTION 16 shall survive any termination of the Agreement but shall not survive Closing. Except as provided in this SECTION 16, prior to Closing, any release to the public of information with respect to the matters set forth in this Contract will be made only in the form approved by Purchaser and Seller and their respective counsel. Notwithstanding anything set forth in this Agreement to the contrary or in any other agreement to which a party hereto is bound, each such party is (and any employee, representative or other agent of such party are) hereby expressly authorized to disclose the "tax treatment" or "tax structure" (as those terms are defined in Treas. Reg. ss.ss.1.6011-4(c)(8) and (9), respectively) of the transactions the subject of this Agreement and all materials of any kind (including tax opinions or other tax analyses) that are provided to any such party relating to such "tax treatment" or "tax structure" of the transactions the subject of this agreement, except that "tax treatment" or "tax structure" shall not include the identity of any existing or future party or its affiliates.

17.     IRS REPORTING REQUIREMENTS.

        For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service ("IRS") that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively the "IRS REPORTING REQUIREMENTS"), Seller and Purchaser hereby designate and appoint the Title Company to act as the "REPORTING PERSON" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Title Company hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract. Without limiting the responsibility and obligations of the Title Company as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Purchaser each retain an original counterpart of this Contract for at least four (4) years following the calendar year of the Closing.

18.     OFFER.

        This Contract will constitute an offer from the first party to sign the Contract to the other party, which offer must be accepted, if at all, within five (5) Business Days after receipt of same. If Seller is the first party to sign the Contract, such offer may only be accepted by Purchaser depositing three
(3) fully executed copies of the Contract with Title Company.

19.     EFFECTIVE DATE.

        This Contract will be deemed executed as of the date of the last signature but effective as of the date of delivery in fully executed form to the Title Company, as evidenced by the Title Company's written receipt thereof (the "EFFECTIVE DATE").

20.     SECTION 1031 EXCHANGE.

        In the event Purchaser purchases the Property in connection with a transaction pursuant to Section 1031 of the Internal Revenue Code, Seller will cooperate with Purchaser in that regard; provided however, such cooperation shall not require Seller to expend any funds or incur any obligation beyond those created by this Contract, and this Section shall not modify any of the other rights or obligations of the parties under this Contract nor provide any basis for the extension of the Closing Date.

21.     PROPERTY MANAGEMENT AGREEMENT.

        Promptly after the Effective Date, the parties agree to negotiate, in good faith, a form of agreement ("Property Management Agreement") to be executed at Closing pursuant to which Crescent Property Services, Inc., an affiliate of Seller would be engaged by Purchaser, or by an affiliate of Purchaser, to operate, maintain, lease and manage the Property; provided, however, that such an agreement on a form of Property Management Agreement shall not be a condition to the obligations of Purchaser and Seller to close the transactions contemplated by the Contract, and neither party will have a right to terminate this Contract if, despite negotiation in good faith, the parties fail to agree on a form of Property Management Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Contract.

                                      SELLER:

                                      CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership

                                      By:  CRE Management VIII, LLC, a Delaware
                                           corporation, its general partner


Date: __________________________           By:__________________________________
                                           Name:________________________________
                                           Printed Name:________________________


                                      PURCHASER:

                                      HARVARD PROPERTY TRUST, LLC, a Delaware
                                      limited liability company


Date: __________________________           By:__________________________________
                                           Name:________________________________
                                           Printed Name:________________________

                            JOINDER BY TITLE COMPANY


        The undersigned, _______________________, as agent for Chicago Title Insurance Company/Southwest Operations (referred to in this Contract as the "TITLE COMPANY"), hereby acknowledges that it received this Contract executed by Seller and Purchaser on the _____ day of ___________________, 2004, and accepts the obligations of Title Company as set forth herein. Title Company acknowledges that it received the Earnest Money on the ____ day of ________________, 2004, and further that it will hold the Earnest Money in accordance with this Contract.

                                           CHICAGO TITLE INSURANCE COMPANY /
                                           SOUTHWEST OPERATIONS


                                           By:__________________________________
                                           Name:________________________________
                                           Printed Name:________________________